UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Poshmark, Inc.

(Name of Registrant as Specified in Its Charter)

NAVER Corporation

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Securities Exchange Act of 1934 Rules 14a-6(i)(1) and 0-11

2022 Global Media

and Investor Conference

2022. 10. 4.

Good morning.

We will soon begin the investor & media conference call on Naver’s acquisition of Poshmark.

Naver’s management team will present first before moving on to the Q and A.

For the benefit of participants, simultaneous interpretation will be provided for the presentation, while Q&A will be conducted through consecutive interpretation.

With that, I invite Naver.

Good morning, I’m Agnus Park from the Corporate Finance Department.

Thank you to investors for joining the conference call on Naver’s acquisition of Poshmark.

With me today are CEO Soo-Yeon Choi and CFO Namsun Kim from Naver, and Founder & CEO of Poshmark.

Before we begin, I’d like to remind everyone that statements made during this call, that are not historical facts, are considered forward-looking statements under U.S. Federal Securities laws. These forward-looking statements are based on the beliefs of the management teams, as well as assumptions made by and information currently available to us.

A full declaration regarding forward-looking statements, and additional important legal information, are available at the beginning of the accompanying presentation and should be read in conjunction with the call.

Following the presentation by the two Naver executives, there will be a brief remark by CEO of Poshmark, after which we will have the Q&A.

We have uploaded relevant documents on our website, so feel free to refer to them at your convenience, and please note that this conference call can also be replayed on our website.

With that I invite CEO Soo-Yeon Choi.

Good morning. I am Soo-Yeon Choi, the CEO.

Based on our Board of Directors’ resolution dated October third, Naver has decided to acquire 100% stake in Poshmark, North America’s biggest C2C fashion community platform.

We’ve been thinking long and hard about Naver’s commerce strategy, closely following the development of the global commerce market. In light of the circular economy, and Naver’s steadfast efforts on expanding the asset light commerce strategy, we decided that C2C Commerce will be an attractive driver for Naver’s new growth.

In addition, within commerce, fashion specialized verticals are growing the fastest in Korea and abroad. In Korea, it already accounts for 15% of the commerce market.

This acquisition is not only going to power Naver, Korea’s biggest e-commerce platform, to gain a position at the forefront of fast-evolving vertical fashion and global C2C market in a short period of time, but will also be an important foothold in creating the ‘re-fashion’ community, connecting Commerce with “Social”.

Upon close of the strategic acquisition, Naver will closely collaborate with Poshmark across technology and business areas, so as to maximize synergy creation. We are painting a big picture around building a new retail format called “Community Commerce” which only Naver can bring to light on the global market. We will make the leap as world’s best fashion C2C platform, while showcasing fun, new and innovative services, to elevate “Team Naver’s” global standing and recognition.

I will now turn it over to CFO Namsun Kim, for further elaboration.

Good morning. This is CFO Namsun Kim. Let me first run through the deal structure.

Naver is planning to acquire 100% of Poshmark for 17.9 dollars per share or an enterprise value of 1.2 billion dollars. When taking into consideration Poshmark’s cash balance of around 500 million dollars, the acquisition represents around 1.6 billion dollars.

We expect closing to take place by Q1 next year, and foresee no particular issues in gaining the required approval from KFTC.

The deal is not a tender offer, but a merger between Naver’s newly established SPC and Poshmark, and we gained voting support from major Poshmark shareholders representing close of 80% of voting power, which is above the required quorum for the merger.

This deal is 100% cash transaction, where Naver will use its cash balance and available debt and we also plan to do securitization of a portion of invested assets, that have not yet brought much of strategic value or supported rise in share price.

Also, pursuant to US commercial code, Poshmark’s 500 million dollars cash can also be used as part of the fund for acquisition.

Upon completion of the acquisition, Poshmark will become Naver’s US subsidiary, while the same management team, including the CEO, who have led the growth so far, and the same brand and business identity will be retained, as it expands its business reach.

Naver encourages Poshmark’s current structure, while both companies will closely communicate on major decision items, as we seek to find ways to maximize synergies.

Underpinned by the world’s top-notch search technology, Naver is the only global company that successfully advanced into, and drove rapid growth from Commerce.

Poshmark on the other hand, is a strong social community-based platform, where we see continuous influx of users, who communicate and create mutual lock-ins; where repetitive buying and consumption takes place. And it enjoys the number 1 position in the world’s biggest market, which is North America.

This acquisition will bring to Poshmark, Naver’s technological prowess including AI, Machine Learning, Live Commerce and Smart Lens, powering the next phase of growth for Poshmark.

Both companies have a shared set of values and vision, which are Content, Community and Empowerment.

In terms of Content, Naver created “Blogs” signaling the beginning of online communities in Korea, and over the past 2 decades we have gained strategic operational knowhow as a builder of “large communities.”

In digital content also, we created the world’s biggest webtoon platform, and in 2021 acquired the largest storytelling platform in North America, Wattpad, gaining the basis for global exposure.

Poshmark is where not only K-Fashion, but other unique style and fashion-related contents are continuously created; and with a trendy social feature enough to excite the Millennials and Gen-Z, was a true pioneer in creating a business model that powers organic expansion of the ecosystem between users and sellers.

Secondly, both companies have a lot in common as “Community Builders.” Naver is by far Korea’s biggest online community, with 36 million DAUs (daily active users). Not just the Blogs, which I mentioned, but we successfully expanded into Naver Café, Band, and other large communities including Zepeto, second largest metaverse app globally; and K-Pop fandom community Weverse, which is jointly owned with BTS’ management company Hybe Entertainment. These are all community-based services born within the Naver entity.

Poshmark is a platform where around 40 million users across North America spend more than 25 minutes of their day having fun, and like SNSs, through sharing, likes and postings of one’s own items, user stickiness is very high, user activity metrics in terms of interactions within micro communities and sharing taste/interest is rising.

Lastly on empowerment, in Korea, Naver provides smart store solutions that help small merchants start-up their e-commerce business. And Naver Webtoon was a pioneer in democratizing creation, allowing anyone to be a creator.

To nurture the ecosystem of Smart Store entrepreneurs, we will maintain industry’s reasonable fee structure; and offer variety of technology solutions for Live Commerce, membership management and marketing tools, and solutions that enable fastest payment cycle globally.

Through the Canvas platform, Naver Webtoon fosters amateur creators, offering tools that creators can use most easily and efficiently, within the Naver ecosystem.

Poshmark is also empowering users including any individual, influencers and brands enabling them to easily and safely list and sell what’s in their closet, thereby making a social impact,

This is well aligned with the company’s philosophy and vision of socially responsible and sustainable commerce.

Next I will introduce Poshmark and Naver in more detail.

Poshmark, based on its strong “social” function, is the largest C2C platform in North America with the potential to grow into a differentiated and mega-size community.

As the No. 1 fashion C2C platform in the US, 80% of the approximately 40 million annual users are Gen Z and Millennials. Gen Z and Millennials who enjoy discovering influencers and individual posts; and engage through micro communities with others with similar taste and interests.

As a result, Poshmark enjoys high user stickiness and a significantly higher purchase conversion rate than other e-commerce platforms.

Around half of buyers become sellers, while half of the sellers become a buyer thus, creating an interactive virtuous cycle. Moreover, more and more individual sellers are growing into professional sellers. The ticket price per customer is growing, and categories continue to expand, which is also encouraging.

Now, let me briefly touch upon some of Poshmark’s key metrics.

Across North America, Poshmark has a roughly 40 million, dominant active user base, led by Gen Z and Millennials.

Poshmark’s active buyers and sellers stood at 8 million and 4.5 million respectively. 52% of buyers became a seller in 5 years, while 48% of sellers used earnings to buy, thus, creating an interactive virtuous cycle.

As of 2021, gross merchandise volume was 1.8 billion dollars, up 27% yoy, and revenue was 326 million, an increase of 24% yoy. In terms of both GMV and revenue, the Company has posted a high CAGR of 25% during the past 3 years.

Based on its asset-light business model, even during COVID, the Company was able to maintain a positive EBITDA margin.

Poshmark’s take rate is around 20%, with no additional listing, payment or authentication fees required, which is a simple and intuitive business model. Shipping is fast and provided at a flat rate regardless of weight, resulting in a competitive delivery system against its rivals.

Naver will be able to enjoy the No. 1 position in the fashion category for the North American re-commerce market, which is expected to grow at CAGR of 20%. In addition, the deal is also an important step on the path to achieving a sustainable economy and implementing Naver’s ESG management philosophy.

By following sellers with similar tastes or engaging in community activity, users accumulate social experiences, which creates a patch to discovering personal taste much stronger than any personalized algorithm. Based on these “social graphs,” we believe new retail formats can created.

Moreover, Naver’s leading AI search and live commerce technology will enable Poshmark buyers and sellers to enjoy a more simplified, yet rich shopping experience.

In particular, live commerce will not be just a simple sales tool, but a new format that can further enhance the social nature of Poshmark.

It can evolve into a wide variety of formats, so that not only will sellers be able to sell clothes in their own closet; but more experienced influencer sellers would be able to sell items on behalf of other users; or multiple sellers would be able to co-host live shows.

Through this deal, Naver’s commerce business will grow in dimension and scope from Naver’s search-based shopping driven by users with specific purchase intentions, to include discovery or browsing based activities led by Millennials and Gen Z, which motivates shopping.

In addition, by adding more segmented apparel/lifestyle categories, we hope the platform will grow into a micro community based social ecosystem supported by casual and immediate interaction on recent trends.

Lastly, let me go over the financial synergies and cost efficiencies that we expect from this deal.

Based on Poshmark’s asset-light business model that can enable it to generate high margins, for the next 3 years, the target is to achieve a revenue CAGR of 20% and record positive EBITDA, on an adjusted basis, margins in 2024.

Recently, changes in the iOS privacy policy, and normalization of the new buyer cohort that was exceptionally high during COVID, has led to a slowdown in top-line growth. But a business strategy focused on user retention and re-activation, live commerce synergies, and new profit sources, such as high-margin ads, are expected to not only improve the top-line, but also contribute the better profitability.

In terms of operational efficiencies, absence of US listing maintenance expenses, rationalization of overlapping R&D resources and headcount, and savings on IT, such as by using live commerce and search, are expected to result in a cost savings of around 30 million dollars per year.

Finally, the combination of Naver and Poshmark marks the creation of a re-commerce platform with the widest reach around the globe.

With Poshmark Naver will become the No.1 player in the fashion re-commerce market in the US, which is the largest market in the world.

We will fully support Poshmark’s endeavors into Europe, including the UK. With Naver, Poshmark will gain a foothold to make inroads into the advanced Asia market, including Korea and Japan.

This ends the presentation by Naver’s management on the acquisition of Poshmark.

We would like to invite Manish Chandra, the CEO and founder of Poshmark for his brief remarks.

Thank you. It’s an honor to be here today and to share this milestone with all of you. We started the company in 2011 with my co-founders Tracey, Chetan and Gautam, and our mission from day 1 was to put people at the heart of commerce.

We looked at a future where we really want to empower anybody with a closet to turn their closet into a shop to buy and sell, connecting and empowering everybody people and take the journey to entrepreneurship. Today we have over 80M registered users at Poshmark that span the US, Canada, Australia, and India. We really were able to engage in community and what is exciting for us in partnership with Naver, is that we can make this community become even more global, and grow it even further and faster, as we combine forces.

What we are really excited about the partnership, is the depth of Naver’s technology presence, particularly around live selling, search, machine learning/AI. But ultimately what solidified our decision to move forward, was our shared visions, shared values, and shared mission. We all prioritize people and focus on people, combined with empowering them with technology, and really focus on community. And its ultimately, who we serve is our community and our shared mission got us together, it is really exciting day for all of us, and we think it of it as a new phase of growth for Poshmark and Naver together.

This concludes the presentation on the Poshmark acquisition by Naver management. We will now ask the operator to start with Q&A session.

Poshmark Acquisition Conference Call Q&A

2022.10.04

1. Out of all of the other fashion and C2C companies among the world, including China, what was the reason behind Naver’s decision to acquire Poshmark?

(CEO Choi) well over the past 20 years Naver has made a challenge to go global and we have been expanding our presence in Japan as well as other Asian countries. And in North America and Europe, we have made acquisition of Wattpad in order for us to gain the user base and also to gain understanding of the market. We’ve made investments into other global companies and expanded investments as well as collaboration including many different fields which also include companies like Wallapop and Vestiaire.

There could be many areas where we could actually lay the basis for making further entrance into the market by utilizing our IT technology. In terms of areas of cutting-edge technological trend and use of the human network and also there would be many opportunities that Naver could bring its global business capabilities. And, after scanning the markets, we believe that C2C will be an area that is most optimal for fueling future of Naver going forward.

So once we decided on the vertical segment that we wanted to invest in, Poshmark really stood out. More than 80 percent of Poshmark user base are millennials and genZs in North America and they are by far the number one second hand C2C fashion in global platform. Also the second hand market in the US, especially the online market is growing very fast.

Poshmark, if you look at their business model, it is by far unrivaled in the fact that it is a model that brings together very strongly commerce community and social features, and we believe that to be the key strength.

Because already there is a significant base of users who spend more than 20 minutes [per day] enjoying the Poshmark services, we feel that this was the most flexible way for us to get closer to and target the younger generation in terms of fashion commerce we also believe that this is a vertical that we could quite expeditiously monetize and turn to profit.

Q2. In light of the current Macro environment, do you think that this is the right timing for you to make the acquisition?

(CFO Kim) We at Naver believe that despite the macro headwinds, this was an appropriate timing for us to challenge ourselves in making this acquisition. If you look at Poshmark, the impact is from the outside factors rather than the internally attributable factors, and hence because of these outside factors their valuation in terms of capital or in terms of their corporate value and valuation itself had been adjusted downwards, and we believe that it is a very good opportunity for us to acquire this company, which is a very good company at a very good price.

Just to elaborate a little more on the pricing side, if you consider the current pricing level with the other similar transactions and also in terms of the premium that was put on, I believe that it is within an appropriate range. Just by comparison if you look at a year ago, a competitor called Depop was acquired at the price of $1.6B by a very famous North American based C2C company called Etsy. If you look at Depop’s revenue it is one fifth the size of Poshmark and the fact that that was acquired at $1.6B does speak quite about our transaction. So even with that comparison, our pricing or the enterprise value was calculated at $1.2B so in light of all of that, I believe that the acquisition at our pricing was quite favorable or positive.

Q3-1. (Angela Hong – Nomura Securities) I would like to pose two questions relating to the financial impact. First, I heard during the presentation that following the acquisition in about a 24 month period you’re looking to see some cost side synergies in the amount of around $30M. I think you’ve mentioned live shopping synergies, but could you provide more details on that?

(CFO Kim) Just to clarify, the $30M cost savings that you have mentioned once again that is just on the cost side, we have not mentioned any revenue and upside synergy aspect. There will be areas where we could bring about cost deficiencies and savings in terms of maintenance cost and other compliance related cost as well as optimizing any redundant cost that would have been invested or used by both companies. Also there will be ways where technologies like live solutions that Naver would be able to provide to Poshmark, rather than Poshmark having to get those services and solutions from outside. By receiving that from Naver, they would be able to enjoy a more reasonable pricing at a more efficient unit cost basis.

Q3-2. (Angela Hong – Nomura Securities) Second question is, In terms of the adjusted EBITDA guidance 2021, the figure was positive and you are once again targeting plus adjusted EBITDA target as of 2024 - does that mean you’re guiding as that for 2023 on a consolidated financial basis that you’ll be in the negative on an operating profit basis? Also Naver’s margin is lower than what market is expecting, could you provide us the impact that you will enjoy after this acquisition?

(CFO Kim) On the aspects of profitability of Poshmark, if you look at year 2020 as well as 2021 on an adjusted EBITDA basis, out of all of the commerce companies Poshmark really stood out in recording a positive figure but as we enter into this year and 2022 and 2023, and as we move from COVID to more of an Endemic environment, not just Poshmark but all of the other global commerce players have experienced a limit and rise in the demand itself and hence also there was impact from policy changes by Apple iOS which led to more inefficient use of marketing spend. But through this very strong coming together with Naver, Poshmark, because they enjoy their very robust user base and also repeated retention of its main cohort its extremely high, as we bring Naver technologies and know-how, we once again expect that Poshmark will be able to regain growth as well as bring profitability.

Making great balance between striking margin and growth is a difficult thing to do, out of only the handful of internet companies around the world Naver is one that has high profitability. We of course understand that there is a concern about the short- term profitability, we cannot just sacrifice the growth just for meeting long-term profitability.

Hence, underpinned by Poshmark’s very strong fundamentals, which means high take rate as well as very strong cohort characteristics as well as very high gross margin, we believe that Poshmark will be able to regain its profitability in the near future.

And I’m not just saying that this was a financial investment just for the purpose of gaining profit or bottom line, basically we have made the decision and made a quite grand strategic decision to acquire Poshmark so we can enter into the global C2C market. We believe that through this endeavor we would be able to create a new retail format.

Q4-1. (Jingoo Kim – Kiwoom Securities) I would like to pose two questions for Poshmark on a standalone basis. I see that in the first half of the year, Poshmark operating loss itself has quite expanded and if you look at the breakdown, it’s mainly driven by higher marketing expense, and the GMV is quite flat compared to Q4. So I’d like to understand what are some of the ways that you can improve the efficiency of the mar keting activities if they are in the pipeline and also, or is this an outcome of a slower market growth on the back of post-COVID?

(CFO Kim) Slower growth of the ecommerce market was the big contributing factor behind this. And just to clarify GMV itself is actually not stagnant. In previous years, Poshmark had seen a CAGR growth about 20-30%, it’s just that as we enter into this year on a year-over-year basis, that growth had slowed to 10%.

Also regarding the marketing spend in North America there were changes by Apple iOS policy which made the marketing spend more inefficient, but the Poshmark’s marketing team is quite experienced and is capable, and therefore we believe that the marketing spending activities would be made more efficient as we go forward.

What’s more important is that, Poshmark quite uniquely, does not have any advertising revenue so there are new sources of revenue that could be further leveraged or utilized for additional monetization opportunities which will then lead to midterm recovery in terms of profitability.

Q4-2. (Jingoo Kim – Kiwoom Securities) After the acquisition, I would like to understand what the GMV trend will look like in the years 2023 and 2024?

(CFO Kim) As Poshmark is also a public company they do release quarterly guidance and for this year the revenue growth was in the early in the early 10%.

Naver, together with Poshmark, our objective is maybe not to go back to the previous levels of growth but at least from mid-term perspective, achieve higher than 20% annual CAGR growth.

Q5. (Susie Lee – BofA) I understand that the re-commerce market in the US is considered quite attractive and enjoys very high level of demand, but when it comes to re-commerce I am wondering whether there are any bottlenecks in terms of logistics side, and also with the rising inflationary environment, a lot of people are now concerned about the net working capital aspect. I would like to understand what the situation is like for Poshmark.

(CFO Kim) For Poshmark, net working capital to itself is not relevant, basically it does not engage in this type of logistics, it is not a consignment-based business, so hence there is no element or a concept of net working capital. Rather, I think it could be a good opportunity for us to end with CEO Choi elaborating more in terms of the re-commerce as well as sustainable economy and from a more macro perspective.

(CEO Choi) As you mentioned, re-commerce has become a really up and coming an emerging and very strong trend amongst the millennials and GenZs. The so called value-oriented consumption has become a thing not just in Korea but globally.

So, worldwide there are a couple of companies that we have already made investments into, and we’ve been closely observing and watching the market, how this re-commerce segment evolved. Basically, this has to do with individuals and connecting with others and creating or micro-community and really sharing one’s wardrobe closet, and we believe this is a new form of retail.

In order for a company to gain an upper hand in the re-commerce markets, there are three very important values that really stand out – basically, we have to enable the users to share their own fashion contents. And basically, which in the end will create very effective community and there would have to be an appropriate and effective seller tools than would need to be provided. For all this to happen, I believe that platform is what we need in order for us to win in this segment and we believe that Poshmark was the platform that would give us with that very high winning probability and bringing together Naver’s technology what we felt and believe will further fuel and power this group.

So for us, this is a big pace in our commerce journey and so together with Poshmark we would invest and grow together. We are well aware of the concerns that may exist on the profitability side - we will do our utmost endeavors to bring profitable growth in the short period of time.

Thank you.

©2022 NAVER Corp. All rights reserved.

Important Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. It does not constitute a prospectus or prospectus equivalent document. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

In connection with the proposed transaction between NAVER Corporation (“NAVER”) and Poshmark, Inc. (“Poshmark”), Poshmark will file with the SEC a Proxy Statement, the definitive version of which will be sent or provided to Poshmark stockholders. Poshmark may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document which Poshmark or NAVER may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement (when it is available) and other documents that are filed or will be filed with the SEC by Poshmark through the website maintained by the SEC at www.sec.gov.

Participants in the Solicitation

NAVER and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from Poshmark’s stockholders in respect of the proposed transaction and any other matters to be voted on at the special meeting. Information regarding Poshmark’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, will be included in the Proxy Statement (when available). Poshmark stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of Poshmark directors and executive officers in the proposed transaction, which may be different than those of Poshmark’s stockholders generally, by reading the Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the proposed transaction. You may obtain free copies of these documents using the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements are based on NAVER’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by NAVER and Poshmark, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the proposed transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the ability of the parties to consummate the proposed transaction in a timely manner or at all; (ii) the satisfaction (or waiver) of closing conditions to the consummation of the proposed transaction; (iii) potential delays in consummation the proposed transaction; (iv) the ability of NAVER to timely and successfully achieve the anticipated benefits of the proposed transaction; (v) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (vi) the impact of the COVID-19 pandemic and the current conflict between the Russian Federation and Ukraine on NAVER’s business and general economic conditions; (vii) NAVER’s ability to implement its business strategy; (viii) significant transaction costs associated with the proposed transaction; (ix) potential litigation relating to the proposed transaction; (x) the risk that disruptions from the proposed transaction will harm NAVER’s business, including current plans and operations; (xi) the ability of NAVER to retain and hire key personnel; (xii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (xiii) legislative, regulatory and economic developments affecting NAVER’s business; (xiv) general economic and market developments and conditions; (xv) the evolving legal, regulatory and tax regimes under which NAVER operates; (xvi) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect NAVER’s financial performance; and (xviii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as NAVER’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the Proxy Statement to be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors presented in the Proxy Statement will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability and similar risks. The forward-looking statements included herein are made only as of the date hereof. NAVER does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.